Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sundial Growers Inc.

We consent to the use of our report, dated April 27, 2022, on the consolidated financial statements of Sundial Growers Inc. (the “Entity”)  which comprise the consolidated statements of financial position as at December 31, 2021 and December 31, 2020, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes (collectively the “consolidated financial statements”), and our report dated April 27, 2022 on the effectiveness of the Entity’s internal control over financial reporting as of December 31, 2021 each of which is included in the Annual Report on Form 20-F of the Entity for the fiscal year ended December 31, 2021.

We also consent to the incorporation by reference of such reports in the Registration Statement on Form S-8 (No. 333-262233) of the Entity.

We also consent to the incorporation by reference of such reports and to the reference to our firm under the heading “Experts” in the Registration Statements on Form F-3 (No. 333-253169) and (No. 333-253813) of the Entity.

/s/ KPMG LLP

April 27, 2022

Calgary, Canada